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                                                                    Exhibit 99.2


News
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                                                   RENAL TREATMENT CENTERS, INC.




For Immediate Release

Contact:  Frederick C. Jansen                    Ronald H. Rodgers, Jr.
          Executive Vice President and           Vice President - Finance
          Chief Financial Officer                (610) 644-4796
          (610) 644-4796


                   RENAL TREATMENT CENTERS ANNOUNCES PRIVATE
                  PLACEMENT OF CONVERTIBLE SUBORDINATED NOTES
                    AND AN INCREASE TO ITS CREDIT FACILITY


Berwyn, Pennsylvania (June 10, 1996) - Renal Treatment Centers, Inc. (NYSE:RXT) today announced the private placement of $125,000,000 of 5-5/8% Convertible Subordinated Notes due 2006. The Notes will be convertible into shares of the Company's Common Stock at a price of $34.20 per share. The Company intends to use the proceeds of the offering for the repayment of indebtness, acquisitions, development of additional dialysis centers, capital expenditures and general corporate purposes. The offering is expected to close this week.

       The Convertible Subordinated Notes were sold under Rule 144A and Regulation S and, therefore, have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

       The Company also announced that its credit facility through a consortium of banks has been increased from $75 million to $100 million. The Company intends to use the additional borrowing capacity to support the Company's acquisition and development activities and general working capital requirements. In addition, certain changes were made to the terms of the credit facility, including amendments to certain covenants, the amortization schedule, the interest rates and the events of default.

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